Exhibit 99.1

February 22, 2019	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

Cabot Oil & Gas Corporation Establishes Several New Full-Year Records,
Returns $1.0 Billion to Shareholders, Repays $304 Million of Debt

HOUSTON, February 22, 2019/PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today announced the best year of its nearly three-decade public company history that provided record financial results, the culmination and in-service of several long-dated infrastructure initiatives, and continued momentum on the free cash flow front.

"In early 2018 we reaffirmed our commitment to creating long-term shareholder value through disciplined capital allocation by announcing a strategy focused on delivering debt-adjusted per share growth, generating positive free cash flow, improving corporate returns on capital employed, increasing return of capital to shareholders, and maintaining a strong balance sheet,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “I am happy to say that our 2018 program delivered on this strategy on all fronts.”

Full-Year 2018 Highlights
New Records

•	Net income of $557.0 million (or $1.25 per share); adjusted net income (non-GAAP) of $531.2 million (or $1.19 per share)

•	Free cash flow (non-GAAP) of $296.6 million, marking the third consecutive year of positive free cash flow

•	Production of 735.0 billion cubic feet equivalent (Bcfe), an increase of seven percent year-over-year (14 percent on a divestiture-adjusted basis)

•	Proved reserves of 11.6 trillion cubic feet equivalent (Tcfe), an increase of 19 percent year-over-year (25 percent on a divestiture-adjusted basis)

•	Operating expenses per unit of $1.76 per thousand cubic feet equivalent (Mcfe), a 13 percent improvement year-over-year

Other Strategic Milestones

•	Return on capital employed (ROCE) (non-GAAP) of 15.9 percent, an improvement of 860 basis points year-over-year

•
Returned approximately $1.0 billion of capital to shareholders through dividends and share repurchases, including a 40 percent increase in the quarterly dividend per share and an eight percent reduction in shares outstanding

•	Retired $304 million of senior notes at maturity, resulting in annualized interest expense savings of $21.8 million

•	Total company all-sources finding and development costs of $0.30 per Mcfe and Marcellus-only all-sources finding and development costs of $0.26 per thousand cubic feet (Mcf)

•	Reduced debt-to-EBITDAX to 1.0x at year-end 2018

See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including adjusted net income, EBITDAX, discretionary cash flow, free cash flow, ROCE, pre-tax present value of future net cash flows (pre-tax PV-10) and net debt to adjusted capitalization ratio.

Fourth-Quarter 2018 Financial Results

Fourth-quarter 2018 daily equivalent production was 2,243 million cubic feet equivalent (Mmcfe) per day (100 percent natural gas), a 20 percent increase relative to the fourth-quarter of 2017 and an 11 percent sequential increase relative to the third-quarter of 2018. On a divestiture-adjusted basis, fourth-quarter 2018 daily equivalent production increased 26 percent relative to the prior-year comparable quarter.

Fourth-quarter 2018 net income was $275.0 million, or $0.64 per share, compared to net loss of $44.4 million, or $0.10 per share, in the prior-year period. Fourth-quarter 2018 adjusted net income (non-GAAP) was $235.8 million, or $0.55 per share, compared to adjusted net income of $59.5 million, or $0.13 per share, in the prior-year period. Fourth-quarter 2018 EBITDAX (non-GAAP) was $463.1 million, compared to $259.8 million in the prior-year period.

Fourth-quarter 2018 net cash provided by operating activities was $316.1 million, compared to $179.1 million in the prior-year period. Fourth-quarter 2018 discretionary cash flow (non-GAAP) was $492.8 million, compared to $240.1 million in the prior-year period. Fourth-quarter 2018 free cash flow (non-GAAP) was $241.4 million, compared to $28.7 million in the prior-year period. “Our free cash flow for the fourth-quarter exceeded our initial forecast of $200 million, driven by stronger than anticipated price realizations,” commented Dinges.

Fourth-quarter 2018 natural gas price realizations, including the impact of derivatives, were $3.11 per Mcf, an increase of 43 percent compared to the prior-year period. Excluding the impact of derivatives, fourth-quarter 2018 natural gas price realizations were $3.22 per Mcf, representing a $0.42 discount to NYMEX settlement prices compared to a $0.78 discount in the prior-year comparable quarter.
Fourth-quarter 2018 operating expenses (including financing) decreased to $1.87 per Mcfe, a seven percent improvement compared to the prior-year period. All operating expenses per unit were in-line with the Company’s guidance for the quarter except for depreciation, depletion and amortization and exploration, driven by higher amortization of undeveloped leasehold and exploratory dry hole costs associated with unsuccessful drilling results in our exploration areas. “After further evaluation of our remaining exploration prospect, we have determined that this area is unlikely to yield results that generate long-term value creation for our shareholders,” noted Dinges. “As we have said through this entire evaluation process, we remain committed to deploying capital judiciously and if a project fails to generate competitive full-cycle returns, then we will not allocate additional capital to it going forward.”
Cabot incurred a total of $223.0 million of capital expenditures in the fourth-quarter of 2018 including $207.6 million of drilling and facilities capital; $2.4 million of leasehold acquisition capital; and $13.0 million of other capital. Additionally, the Company contributed $4.4 million to its equity method pipeline investments in the fourth-quarter of 2018. See the supplemental table at the end of this press release reconciling the capital expenditures during the fourth-quarter of 2018.
Full-Year 2018 Financial Results

Full-year 2018 daily equivalent production was 2,014 Mmcfe per day (99 percent natural gas), a seven percent increase relative to the prior-year period. On a divestiture-adjusted basis, daily equivalent production for the full-year 2018 increased 14 percent relative to the prior-year period.

Full-year 2018 net income was $557.0 million, or $1.25 per share, compared to net income of $100.4 million, or $0.22 per share in the prior-year period. Adjusted net income (non-GAAP) was $531.2 million, or $1.19 per share, compared to adjusted net income of $244.5 million, or $0.53 per share, in the prior-year period. Full-year 2018 EBITDAX (non-GAAP) was $1.3 billion, compared to $1.1 billion in the prior-year period.

Full-year 2018 net cash provided by operating activities was $1,104.9 million, compared to $898.2 million in the prior-year period. Full-year 2018 discretionary cash flow (non-GAAP) was $1,268.4 million, compared to $976.1 million in the prior-year period. Full-year 2018 free cash flow (non-GAAP) was $296.6 million, compared to $154.5 million in the prior-year period. Full-year 2018 ROCE (non-GAAP) improved to 15.9 percent, compared to 7.3 percent in the prior-year period.

Full-year 2018 natural gas price realizations, including the impact of derivatives, were $2.54 per Mcf, an increase of 10 percent compared to the prior-year period. Excluding the impact of derivatives, full-year 2018 natural gas price realizations were $2.58 per Mcf, representing a $0.51 discount to NYMEX settlement prices.

Full-year 2018 operating expenses (including financing) decreased to $1.76 per Mcfe, a 13 percent improvement compared to the prior-year period.

Cabot incurred a total of $816.1 million of capital expenditures in 2018 including $758.9 million of drilling and facilities capital; $29.9 million of leasehold acquisition capital; and $27.3 million of other capital. Additionally, the Company contributed $77.3 million to its equity method pipeline investments in 2018. See the supplemental table at the end of this press release reconciling the capital expenditures for the year.

Capital Allocation Update

During the fourth-quarter of 2018, Cabot repurchased 11.3 million shares at a weighted-average share price of $22.92, resulting in full-year 2018 repurchases of approximately 38.5 million shares at a weighted-average share price of $23.48. Since reactivating the share repurchase program in the second-quarter of 2017, Cabot has reduced its shares outstanding by over nine percent to 423.4 million shares. “During the year, we returned approximately $1.0 billion of capital to shareholders via dividends and share repurchases, representing a total shareholder yield of over nine percent based on our current market capitalization,” said Dinges. “We expect to continue to be an industry leader in shareholder yield as we execute on our strategy of returning at least 50 percent of free cash flow to shareholders annually.”

Financial Position and Liquidity

As of December 31, 2018, Cabot had total debt of $1.2 billion and cash on hand of $2.3 million. During the fourth-quarter of 2018, Cabot paid off its $67.0 million tranche of 9.78% senior notes that matured on December 1, 2018. For the full-year, the Company retired $304 million of senior notes that matured in 2018, resulting in annualized interest expense savings of $21.8 million.

The Company's debt-to-total capitalization ratio and debt-to-trailing twelve months EBITDAX ratio were 37.0 percent and 1.0x, respectively, compared to 37.6 percent and 1.4x as of December 31, 2017. The Company currently has $7.0 million outstanding under the credit facility, resulting in approximately $1.8 billion of liquidity.

Year-End 2018 Proved Reserves

Cabot reported year-end proved reserves of 11.6 Tcfe, an increase of 19 percent over year-end 2017. Specific highlights from the Company’s year-end reserve report include:

•	Total company all-sources finding and development costs of $0.30 per Mcfe

•	Marcellus-only all-sources finding and development costs of $0.26 per Mcf

•	Marcellus-only all-sources reserve replacement of 414 percent

The table below reconciles the components driving the 2018 reserve increase:

Proved Reserves Reconciliation (in Bcfe)
Balance at December 31, 2017	9,726
Revisions of prior estimates	780
Extensions, discoveries and other additions	2,244
Sales	(410)
Production	(735)
Balance at December 31, 2018	11,605

As of December 31, 2018, 100 percent of Cabot’s year-end proved reserves were natural gas and were located in the Marcellus Shale. Approximately 64 percent of the year-end proved reserves were classified as proved developed and 36 percent were classified as proved undeveloped (PUD), including five percent of drilled and uncompleted PUDs.

Total costs incurred during 2018 were $902.7 million, which included $778.6 million for development costs, $94.3 million for exploration costs, and $29.9 million for lease acquisition costs.

The SEC price used for reporting Cabot's year-end 2018 proved reserves, which has been adjusted for basis and quality differentials, was $2.58 per Mcf for natural gas, representing an 11 percent year-over-year increase. Assuming the SEC prices, the pre-tax PV-10 (non-GAAP) of the year-end 2018 proved reserves was $8.1 billion. “Our latest year-end proved reserves disclosure further demonstrates the strong underlying economics and repeatability of our low-cost position in Northeast Pennsylvania,” commented Dinges. “Our 25 percent growth in Marcellus reserves at industry-leading finding costs was accomplished with primarily only three rigs and two completion crews, highlighting the low capital intensity of this world-class asset.”

Upper Marcellus Operations Update

The Company drilled and completed nine Generation 5 Upper Marcellus wells in the field during 2018. Based on the production data gathered to date, these wells on average have demonstrated an improvement over the average estimated ultimate recovery (EUR) per thousand lateral feet of 2.9 billion cubic feet (Bcf) from our earlier generation completions. “Given the limited sample size and production history, we plan to continue to allocate a small portion of our capital program annually to testing our Generation 5 completions in the Upper Marcellus in an effort to gather more production history from a larger sample of wells before updating our expected EURs; however, the long-term plan of fully-developing the Lower Marcellus before beginning full-development mode in the Upper Marcellus remains unchanged,” stated Dinges. “Most importantly, our results from the 2018 wells reconfirmed what our previous Upper Marcellus results have demonstrated over the years, which is that we have two distinct, highly-economic intervals across our acreage position in Northeast Pennsylvania.”

First-Quarter and Full-Year 2019 Guidance

Cabot has provided its first-quarter 2019 production guidance range of 2,250 to 2,275 Mmcfe per day. The Company has also updated its 2019 production growth guidance to 20 percent (27 percent on a debt-adjusted per share basis). This production growth is based on an updated capital budget of $800 million. Approximately $160 million of the 2019 capital budget relates to wells that are drilled and / or completed in 2019 but not placed on production until 2020. “While we continue to emphasize our focus on improving return on capital employed, generating significant free cash flow, and increasing our return of capital to shareholders, we also believe our unique, low-cost asset base in the Marcellus Shale allows us to deliver on these objectives while also continuing to invest in the disciplined, organic growth of our business to enhance long-term shareholder value, assuming market conditions warrant it,” commented Dinges.
Based on a range of $2.50 and $3.00 per Mmbtu NYMEX prices for 2019, the Company has included its estimated key financial metrics for the year below. “Despite the current NYMEX strip for the year implying an outcome at the higher-end of this price range, we have highlighted that even at the low-end of the range our 2019 program can deliver financial metrics that are not only top-tier across all oil and gas companies but are also extremely competitive across the broader equity markets,” noted Dinges.

Estimated Key Financial Metrics (1)	$2.50 NYMEX	$2.75 NYMEX	$3.00 NYMEX
Adjusted Earnings Per Share Growth (%)	20% - 35%	40% - 55%	60% - 75%
Free Cash Flow ($mm)	$475 - $525	$600 - $650	$700 - $750
Return on Capital Employed (%)	19% - 21%	21% - 23%	24% - 26%
(1) Ranges for estimated key financial metrics based on guidance ranges for operating expenses

Conference Call Webcast

A conference call is scheduled for Friday, February 22, 2019, at 9:30 a.m. Eastern Time to discuss fourth-quarter and full-year 2018 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
PRODUCTION VOLUMES
Natural gas (Bcf)	206.3	164.4	729.9	655.6
Crude oil and condensate (Mbbl)	—	1,238.0	754.0	4,440.9
Natural gas liquids (NGLs) (Mbbl)	—	131.5	75.1	512.1
Equivalent production (Bcfe)	206.3	172.6	735.0	685.3
Daily equivalent production (Mmcfe/day)	2,243	1,876	2,014	1,878

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$3.11	$2.18	$2.54	$2.31
Natural gas, excluding hedges ($/Mcf)	$3.22	$2.15	$2.58	$2.30
Crude oil and condensate, including hedges ($/Bbl)	$—	$54.54	$63.68	$48.16
Crude oil and condensate, excluding hedges ($/Bbl)	$—	$54.77	$64.68	$47.81
NGL ($/Bbl)	$—	$23.51	$21.51	$19.47

AVERAGE UNIT COSTS ($/Mcfe)
Direct operations	$0.08	$0.14	$0.09	$0.15
Transportation and gathering	0.68	0.69	0.68	0.70
Taxes other than income	0.03	0.04	0.03	0.05
Exploration	0.22	0.03	0.15	0.03
Depreciation, depletion and amortization	0.63	0.83	0.57	0.83
General and administrative (excluding stock-based compensation)	0.07	0.11	0.09	0.09
Stock-based compensation	0.08	0.05	0.05	0.05
Interest expense	0.08	0.12	0.10	0.12
	$1.87	$2.01	$1.76	$2.02

WELLS DRILLED(1)
Gross	37	20	97	91
Net	35.1	20.0	95.1	82.5

WELLS COMPLETED(1)
Gross	33	24	94	105
Net	32.0	24.0	93.0	94.2
_______________________________________________________________________________

(1)	Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2018	2017	2018	2017
OPERATING REVENUES
Natural gas	$663,547	$353,989	$1,881,150	$1,506,078
Crude oil and condensate	—	67,810	48,722	212,338
Gain (loss) on derivative instruments	46,060	(29,427)	44,432	16,926
Brokered natural gas	6,155	4,957	209,530	17,217
Other	539	3,174	4,314	11,660
	716,301	400,503	2,188,148	1,764,219
OPERATING EXPENSES
Direct operations	16,889	24,125	69,646	102,310
Transportation and gathering	140,883	119,530	496,731	481,439
Brokered natural gas	5,761	4,990	184,198	15,252
Taxes other than income	7,208	6,925	22,642	33,487
Exploration	45,654	4,903	113,820	21,526
Depreciation, depletion and amortization	129,269	143,128	417,479	568,817
Impairment of oil and gas properties(1)	—	414,256	—	482,811
General and administrative (excluding stock-based compensation)	15,113	19,022	63,494	63,745
Stock-based compensation(2)	15,516	7,863	33,147	34,041
	376,293	744,742	1,401,157	1,803,428
Earnings (loss) on equity method investments(3)	2,146	(96,500)	1,137	(100,486)
(Gain) loss on sale of assets	(1,477)	1,933	(16,327)	(11,565)
INCOME (LOSS) FROM OPERATIONS	340,677	(438,806)	771,801	(151,260)
Interest expense, net	15,624	20,410	73,201	82,130
Other expense (income)	116	18	463	(4,955)
Income (loss) before income taxes	324,937	(459,234)	698,137	(228,435)
Income tax expense (benefit)(4)	49,893	(414,793)	141,094	(328,828)
NET INCOME (LOSS)	$275,044	$(44,441)	$557,043	$100,393
Earnings (loss) per share - Basic	$0.64	$(0.10)	$1.25	$0.22
Weighted-average common shares outstanding	430,978	462,371	445,538	463,735
_______________________________________________________________________________

(1)	Includes the impairment of our Eagle Ford Shale oil and gas properties in south Texas in the fourth quarter of 2017.

(2)	Includes the impact of our performance share awards and restricted stock.

(3)	Includes the $95.9 million other than temporary impairment of our investment in Constitution.

(4)
Includes the impact of the remeasurement of our net deferred income tax liabilities based on the new corporate income tax rate associated with the Tax Act in the fourth quarter of 2017. The remeasurement resulted in an income tax benefit of $242.9 million.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	December 31, 2018	December 31, 2017
ASSETS
Current assets	$544,545	$764,957
Properties and equipment, net (Successful efforts method)	3,463,606	3,072,204
Assets held for sale	—	778,855
Other assets	190,678	111,328
	$4,198,829	$4,727,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$287,264	$630,050
Long-term debt, net (excluding current maturities)	1,226,104	1,217,891
Deferred income taxes	458,597	227,030
Liabilities held for sale	—	15,748
Other liabilities	138,705	112,720
Stockholders’ equity	2,088,159	2,523,905
	$4,198,829	$4,727,344
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2018	2017	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$275,044	$(44,441)	$557,043	$100,393
Deferred income tax expense (benefit)	97,804	(410,844)	229,603	(321,113)
Impairment of oil and gas properties	—	414,256	—	482,811
(Gain) loss on sale of assets	1,477	(1,933)	16,327	11,565
Exploratory dry hole cost	41,316	978	97,741	3,820
(Gain) loss on derivative instruments	(46,060)	29,427	(44,432)	(16,926)
Net cash received (paid) in settlement of derivative instruments	(21,277)	4,469	(41,631)	8,056
Income charges not requiring cash	144,500	248,231	453,712	707,496
Changes in assets and liabilities	(176,753)	(61,030)	(163,460)	(77,942)
Net cash provided by operating activities	316,051	179,113	1,104,903	898,160

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(246,967)	(177,745)	(894,470)	(764,558)
Proceeds from sale of assets	2,825	82,733	678,350	115,444
Investment in equity method investments	(4,397)	(33,657)	(77,263)	(57,039)
Net cash used in investing activities	(248,539)	(128,669)	(293,383)	(706,153)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of debt	(60,000)	—	(297,000)	—
Treasury stock repurchases	(291,036)	(55,486)	(872,761)	(123,741)
Dividends paid	(30,184)	(23,131)	(111,369)	(78,838)
Tax withholding on vesting of stock awards	(82)	(2,044)	(8,150)	(7,973)
Other	—	8	—	50
Net cash used in financing activities	(381,302)	(80,653)	(1,289,280)	(210,502)

Net decrease in cash and cash equivalents	$(313,790)	$(30,209)	$(477,760)	$(18,495)

Explanation and Reconciliation of Non-GAAP Financial Measures
We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of our peers and of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings Per Share

Adjusted Net Income (Loss) and Adjusted Earnings per Share are presented based on our belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Adjusted Net Income (Loss) and Adjusted Earnings per Share are not measures of financial performance under GAAP and should not be considered as alternatives to net income and earnings per share, as defined by GAAP.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2018	2017	2018	2017
As reported - net income (loss)	$275,044	$(44,441)	$557,043	$100,393
Reversal of selected items:
Impairment of oil and gas properties(1)	—	414,256	—	482,811
Impairment of equity method investments(2)	—	95,945	—	95,945
(Gain) loss on sale of assets	1,477	(1,933)	16,327	11,565
(Gain) loss on derivative instruments(3)	(67,337)	33,896	(86,063)	(8,870)
Stock-based compensation expense	15,516	7,863	33,147	34,041
Severance expense	—	21	28	3,213
OPEB curtailment	—	(67)	—	(4,917)
Interest expense related to income tax reserves	(538)	—	3,116	—
Tax effect on selected items	11,619	(203,211)	7,637	(226,787)
Impact of 2017 tax reform	—	(242,875)	—	(242,875)
Adjusted net income	$235,781	$59,454	$531,235	$244,519
As reported - earnings (loss) per share	$0.64	$(0.10)	$1.25	$0.22
Per share impact of selected items	(0.09)	0.23	(0.06)	0.31
Adjusted earnings per share	$0.55	$0.13	$1.19	$0.53
Weighted-average common shares outstanding	430,978	462,371	445,538	463,735
_______________________________________________________________________________

(1)	This amount represents the non-cash impairment of our Eagle Ford Shale oil and gas properties located in south Texas in the fourth quarter of 2017.

(2)
This amount represents the non-cash other than temporary impairment of our investment in Constitution recorded in Loss on equity method investments in the Condensed Consolidated Statement of Operations.

(3)
This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in Gain (loss) on derivative instruments in the Condensed Consolidated Statement of Operations.

Return on Capital Employed
Return on Capital Employed (ROCE) is defined as adjusted net income (loss) (defined above) plus after-tax net interest expense divided by average capital employed, which is defined as total debt plus stockholders’ equity. ROCE is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROCE is not a measure of financial performance under GAAP and should not be considered an alternative to net income.

(In thousands)	2018	2017
Interest expense, net	$73,201	$82,130
Less: Interest expense related to income tax reserves (1)	(3,116)	—
Tax benefit on interest expense, net	(16,004)	(30,346)
After-tax interest expense, net (A)	54,081	51,784

As reported - net income (loss)	557,043	100,393
Adjustments to as reported - net income (loss), net of tax	(25,808)	144,126
Adjusted net income (loss) (B)	531,235	244,519

Adjusted net income (loss) before interest expense, net (A + B)	$585,316	$296,303

Total debt - beginning	$1,521,891	$1,520,530
Stockholders’ equity - beginning	2,523,905	2,567,667
Capital employed - beginning	4,045,796	4,088,197

Total debt - ending	1,226,104	1,521,891
Stockholders’ equity - ending	2,088,159	2,523,905
Capital employed - ending	3,314,263	4,045,796

Average capital employed (C)	$3,680,030	$4,066,997

Return on average capital employed (ROCE) (A+B) / C	15.9%	7.3%
_______________________________________________________________________________

(1)	Interest expense related to income tax reserves is included in the adjustments to as reported - net income, net of tax.

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation
Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$316,051	$179,113	$1,104,903	$898,160
Changes in assets and liabilities	176,753	61,030	163,460	77,942
Discretionary cash flow	492,804	240,143	1,268,363	976,102
Capital expenditures	(246,967)	(177,745)	(894,470)	(764,558)
Investment in equity method investments	(4,397)	(33,657)	(77,263)	(57,039)
Free cash flow	$241,440	$28,741	$296,630	$154,505

EBITDAX Calculation and Reconciliation
EBITDAX is defined as net income plus loss on debt extinguishment, interest expense, other expense, income tax expense, depreciation, depletion and amortization (including impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, earnings and loss on equity method investments, and stock-based compensation expense. EBITDAX is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. EBITDAX is not a measure of financial performance under GAAP and should not be considered as alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2018	2017	2018	2017
Net income (loss)	$275,044	$(44,441)	$557,043	$100,393
Plus (less):
Interest expense, net	15,624	20,410	73,201	82,130
Other expense (income)	116	18	463	(4,955)
Income tax expense (benefit)	49,893	(414,793)	141,094	(328,828)
Depreciation, depletion and amortization	129,269	143,128	417,479	568,817
Impairment of oil and gas properties	—	414,256	—	482,811
Exploration	45,654	4,903	113,820	21,526
(Gain) loss on sale of assets	1,477	(1,933)	16,327	11,565
Non-cash (gain) loss on derivative instruments	(67,337)	33,896	(86,063)	(8,870)
(Earnings) loss on equity method investments	(2,146)	96,500	(1,137)	100,486
Stock-based compensation	15,516	7,863	33,147	34,041
EBITDAX	$463,110	$259,807	$1,265,374	$1,059,116

Net Debt Reconciliation
The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and we believe this ratio is useful to investors in determining our leverage. Net Debt is calculated by subtracting cash and cash equivalents from total debt. Net Debt and the Net Debt to Adjusted Capitalization ratio are non-GAAP measures which we believe are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire debt. Additionally, as we may incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Adjusted Capitalization ratio.

(In thousands)	December 31, 2018	December 31, 2017
Current portion of long-term debt	$—	$304,000
Long-term debt, net	1,226,104	1,217,891
Total debt	$1,226,104	$1,521,891
Stockholders’ equity	2,088,159	2,523,905
Total capitalization	$3,314,263	$4,045,796

Total debt	$1,226,104	$1,521,891
Less: Cash and cash equivalents	(2,287)	(480,047)
Net debt	$1,223,817	$1,041,844

Net debt	$1,223,817	$1,041,844
Stockholders’ equity	2,088,159	2,523,905
Total adjusted capitalization	$3,311,976	$3,565,749

Total debt to total capitalization ratio	37.0%	37.6%
Less: Impact of cash and cash equivalents	—%	8.4%
Net debt to adjusted capitalization ratio	37.0%	29.2%
Capital Expenditures

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2018	2017	2018	2017
Cash paid for capital expenditures	$246,967	$177,745	$894,470	$764,558
Change in accrued capital costs	17,326	(2,309)	19,346	(3,516)
Exploratory dry hole cost	(41,316)	(978)	(97,741)	(3,820)
Capital expenditures	$222,977	$174,458	$816,075	$757,222

Pre-tax Present Value of Future Net Cash Flows Calculation and Reconciliation

(In thousands)	December 31, 2018	December 31, 2017
Standardized Measure of Discounted Future Net Cash Flows	$6,483,308	$5,010,446
Plus: Future Income Tax Expenses, discounted at 10% annual rate	1,651,488	955,240
Pre-tax Present Value of Future Net Cash Flows, discounted at 10% annual rate	$8,134,796	$5,965,686